EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                             Contact: Paul Knopick

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ITRONICS REPORTS 2011 REVENUES UP 11 PERCENT; GOLD’n GRO FERTILIZER SALES UP 2 PERCENT, SILVER SALES UP 64 PERCENT

RENO, Nevada, January 11, 2012 -- Itronics Inc. (OTC: ITRO) reported today 2011 sales of $2.84 million, 11 percent over its 2010 sales of $2.56 million. Full year GOLD’n GRO specialty liquid fertilizer sales increased by 2 percent to $2.1 million and silver sales increased by 64 percent.

Itronics is a cleantech "green" specialty liquid fertilizer company that produces "green" silver bullion and that also owns a 6,000 acre Iron Oxide Copper Gold (IOCG) mineral property (the Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. The Company’s goal is to achieve profitable large scale clean technology driven by sustainable growth in specialty fertilizers, silver and associated metals, gold mining chemicals, and specialty minerals.

2011 Accomplishments

During 2011 Itronics continued to focus on strengthening its business foundation to facilitate growth.The Company’s "green" fertilizers are marketed under its proprietary GOLD’n GRO brand. The fertilizers are sold through a national distributor that is a wholly-owned subsidiary of one of North America’s largest fertilizer retailers to farmers. GOLD’n GRO fertilizers for home lawn and garden use are sold through Itronics web site http://gold’ngro.com . The "green" silver bullion is sold to a finish refiner and the Company sells pure silver 5 ounce "Silver Nevada Miner" bars to the general public through its web site.

In 2011 the Company:

1. Continued to expand its GOLD’n GRO customer base which is expected to produce increased sales in 2012 and future years. Plans are being implemented to expand sales into Hawaii and Idaho in 2012, and planning is underway to develop sales in Arizona and Washington. Planning is also underway to develop additional applications for GOLD’n GRO fertilizers in the California market. The effectiveness and economic viability of these applications will be demonstrated through field trials. While some sales increase may be achieved through new application field trials in 2012, success is expected to produce expanded sales in 2013 and future years.

Itronics fertilizer manufacturing operations continued to become more efficient in 2011. During the busy spring season, the time between receipt of an order and delivery of the order was shortened, and virtually all orders received during the spring planting rush were delivered on time. This improvement in overall manufacturing and delivery operations is due to close coordination with our raw material suppliers and our truckers, and with our distributor’s retail branches. In 2011 our distributor worked with us to implement an "Early Order Program" which made it possible to strategically position pre-season GOLD’n GRO fertilizer inventories at key retail branches to help reduce the seasonal impact on manufacturing that typically occurs when the planting season begins. This program is being continued and refined in 2012.

2. Implemented the first phase of the Stage 1 silver refinery expansion (start up of the Itromet FeLix

Leaching Process) with the 85 percent solids mass reduction goal for solids feed to the refinery being achieved

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1-11-12 Itronics Inc. Press Release, "Itronics Reports 2011 Revenues…"

in December 2010 and the first shipment of silver recovered using the new process being made in early January 2011. Implementation of the Itromet SuLix process is being deferred until the switch to continuous use of the Itromet FeLix process is completed. The SuLix process will be implemented as a second phase of the Stage 1 refinery expansion. A 50 percent refining cost savings results from use of the silver-bearing residues from the Itromet FeLix process and the refining capacity is doubled.

The silver-bearing solids being produced by photoliquids processing are now being split, with a portion of the solids being used to continue the start up of the Itromet FeLix process and the balance going directly to the refinery. Increased leaching capacity is required to expand the use of the Itromet Felix process to handle the full production of silver-bearing solids from photoliquids processing. Design of a larger leach reactor is underway and a Reno manufacturer has been selected to build the larger reactor tank. Acquisition, installation, and start up of the larger leach reactor are expected to be completed in the first half of 2012.

Work to convert the iron-bearing leach liquid produced by the Itromet FeLix process into a base liquid that can be used in certain GOLD’n GRO fertilizers was started late in the third quarter of 2011. This iron rich base liquid will be used in the GOLD’n GRO fertilizers with iron. GOLD’n GRO 10-0-0+4% Fe was selected for first use of the new base liquid. An adjusted formulation was field tested in the fourth quarter of 2011 with positive results. The fertilizer manufacturing process is being modified to accommodate the new base liquid. Successful start up and operation of the new Itromet Felix Process Technology is a major achievement for the Company that has expanded silver refining capacity and improved economics for current operations and created substantial opportunities for future growth.

3. Now owns 303 lode mining claims in its Fulstone Project which encompass 6,060 acres, approximately 9.5 square miles. During the year a presentation notebook for the project was prepared and work was done to improve the geologic understanding for the project area. This work will be continued in 2012. During the year three major copper mining companies and one junior mining company expressed interest in the project.

Itronics’ Fulstone Project gives it a significant mineral land position in one of the most attractive undeveloped copper mining districts in the world. The Yerington Copper District hosts several very large nearby undeveloped copper-gold deposits. One of these, about 20 miles away, is an IOCG deposit and has a resource approaching one billion tons. Another, which is about five miles away, is a porphyry copper deposit with gold, silver, and molybdenum that has a resource of more than 800 million tons. Both of these deposits are "elephants" on a world scale. There are four smaller copper deposits and several attractive prospects, including the Fulstone Project, in the district. The Company believes that the Yerington Copper District is one of the few locations in the world that hosts such a cluster of large undeveloped polymetallic copper-gold deposits.

Some of the largest polymetallic copper gold deposits in the world are classified as IOCG deposits. These deposits often contain a variety of extractable metals and minerals including specialty minerals, uranium, and rare earths. The copper deposits in the Yerington Copper District typically contain iron, copper, gold, silver, molybdenum, and sulfur. Uranium occurs in at least one of the deposits in the district and specialty minerals have been identified at the Fulstone Project.

The Yerington Copper District is globally attractive, because it is mineral rich, and is in a "politically safe" location with much infrastructure including rail service in place, and a skilled work force readily available. Nevada is one of the most mining friendly states in the United States, and in the world. Itronics’ 6,000 acre Fulstone Project gives it a strategic mineral land asset in this globally important copper district.

2012 Outlook

As demonstrated again in 2011, the weather, which cannot be readily forecasted, can have significant negative effect on both silver and fertilizer sales, because silver recovery is directly related to production of

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1-11-12 Itronics Inc. Press Release, "Itronics Reports 2011 Revenues…"

base liquids for fertilizer manufacturing. Our current outlook, assuming positive weather in 2012, and related agricultural cropping patterns in our California markets, is that 2012 sales will increase compared to 2011. The Stage 1 silver refinery expansion is progressing and is expected to increase silver refining capacity sufficient to support a significant increase in "internally produced" silver output.

Receipts of silver-bearing photographic liquids continue to be more than sufficient to meet the requirements for on-going and expanded GOLD’n GRO fertilizer sales and are expected to continue to be more than adequate. The switch to digital image capture and transfer in the photography segment is stabilizing with continuing silver halide technology use for print production and for production of X-rays for medical archiving purposes. This on-going use of silver halide technology continues to produce silver-bearing liquids which are raw materials for Itronics processing and GOLD’n GRO fertilizer manufacturing.

2011 Sales Results

Unaudited Revenues for the fourth quarter, and full year ended December 31, 2011 together with comparative figures for 2010 are presented below:

ITRONICS INC.
	For the Quarter Ended December 31		For the 12 Months Ended December 31
REVENUE	2011	2010	2011	2010
Fertilizer	$ 238,089	$ 320,643	$ 2,107,567	$ 2,066,427
Silver	$ 90,683	$ 55,136	$ 634,721	$ 385,932
Photo Services	$ 21,077	$ 26,997	$ 77,347	$ 100,223
Mining Technical Services	$ 19,091	$ 567	$ 20,395	$ 2,449
Total Revenues	$ 368,940	$ 403,343	$ 2,840,030	$ 2,555,031

The full year GOLD’n GRO liquid fertilizer revenue increase of 2 percent was impacted by unusually cool, wet weather through June and in the fourth quarter by a very late harvest in the California market that was followed by early onset of unusually cold dry winter weather.

Silver revenues for the year increased 64 percent on higher silver prices. Expansion of the Itromet FeLix process is expected to continue to increase the amount of silver for sale in 2012.

Dr. John Whitney, Itronics President said, "While 2011 presented many challenges, the Company ended the year on a positive note, and expects solid progress in 2012. In 2011 we successfully began operating the new Stage 1 Felix leaching process, and we made substantial progress staking lode mining claims to expand mineral land ownership for the Fulstone Project. Both of these projects are expanding the Company’s foundation for solid future growth in operations and mineral assets."

About Itronics
Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only Company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

VISIT OUR WEB SITE: http://www.itronics.com

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements. The Company's business is subject to significant risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)